Exhibit 99.1

Ore Pharmaceuticals Announces Shareholder Approval of All Annual Meeting Proposals and Reorganization into a Holding Company Structure

GAITHERSBURG, Md.--(BUSINESS WIRE)--October 20, 2009--Ore Pharmaceuticals Inc. (Nasdaq: ORXE), announced today the results of the voting for four proposals put forth at its annual shareholders’ meeting and the consummation of its corporate reorganization.

In addition to two routine items, Ore shareholders approved two additional proposals that Ore management believes are critical to its business strategy.

The first proposal was for a reorganization under which the current company, Ore Pharmaceuticals Inc., would become a wholly owned subsidiary of a new company, Ore Pharmaceutical Holdings Inc. This action was proposed in order to better protect for shareholders the long term value of Ore’s approximately $324 million in net operating loss tax carry forwards (“NOL’s”) by establishing transfer limitations designed to prevent an inadvertent change of control that could result in the substantial loss of those NOLs. The proposal was approved and the reorganization has been completed.

The second proposal was for a new Omnibus Equity Incentive Plan that will give Ore the flexibility to attract and retain the high quality personnel required to implement its strategy of becoming a pharmaceutical asset management company.

The proposals approved by shareholders were:

  The reorganization of Ore Pharmaceuticals. The reorganization having been completed,, the current Ore is now a subsidiary of a new company, Ore Pharmaceutical Holdings Inc. (“Ore Holdings”) effective immediately. Ore Holdings will begin to trade on the Nasdaq Capital Market as of October 21, 2009 under the symbol “ORXE”, the same as previously used for Ore. Shareholders’ ownership will automatically be converted to ownership in Ore Holdings without requiring any further action by shareholders.
  The re-election of G. Anthony Gorry, Ph.D. to the Ore Holdings Board of Directors.
  The adoption of the 2009 Omnibus Equity Incentive Plan; and
  The ratification of the selection of Ernst & Young LLP as Ore Holdings’ auditors for 2009.

Mark J. Gabrielson, President & CEO of Ore Holdings said, “We are grateful for the support from our shareholders for the important matters we proposed at this annual meeting. We continue to move ahead aggressively with the execution of our business strategy in order to create value for our shareholders. Management believes that our new corporate structure and our new name better reflect and support our business model. These shareholder approvals will help us achieve our goal of transforming Ore into a pharmaceutical asset management company. I look forward to providing you with further updates as we make progress.”

Ore Pharmaceutical Holdings Overview

Ore Pharmaceutical Holdings Inc. (the “Company”) is a pharmaceutical asset management company. The Company acquires interests in pharmaceutical assets whose value, it believes, it can significantly enhance through targeted development, with the goal of then monetizing these assets through a sale or out-licensing. Initially, the Company will focus on developing and monetizing its current portfolio, which includes four clinical-stage compounds in-licensed from major pharmaceutical companies. The Company’s four compounds in its development portfolio are: ORE1001, its lead compound, ORE10002, ORE5002 (tiapamil) and ORE5007 (romazarit).

Safe Harbor Statement

This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include our ability to identify strategies for making its businesses successful and the impact of such strategies on our business and financial performance and on shareholder value. Forward-looking statements typically include the words “expect,” “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” and similar expressions as they relate to Ore Pharmaceutical Holdings or its management. Forward-looking statements are based on our current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of our future performance or results. Our actual performance and results could differ materially from what we project in forward-looking statements for a variety of reasons and circumstances, including particularly risks and uncertainties that may affect the Company’s operations, financial condition and financial results and that are discussed in detail in the our Annual Report on Form 10-K and our other subsequent filings with the Securities and Exchange Commission. They include, but are not limited to: whether the compounds we develop will be commercially viable; whether we will be able to begin to generate sufficient new revenue from licensing or other transactions early enough to support our operations and continuing compound development; whether there will be valid claims for indemnification from the buyers of our Genomics Assets; whether there will be claims from the landlords of the leased properties we have assigned, the buyer of our Preclinical Division or the assignee of our Cambridge facility lease, that we would be required to pay as guarantors of such leases; whether we will be able to collect amounts due under the terms of promissory notes from the buyer of our molecular diagnostic business; whether we will be able to manage our existing cash adequately and whether we will have access to financing on sufficiently favorable terms to maintain our businesses and effect our strategies; whether we will be able to maintain our NASDAQ listing; whether we will be able to attract and retain qualified personnel for our business; and potential negative effects on our operations and financial results from workforce reductions and the transformation of our business. Ore Pharmaceutical Holdings Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Ore Pharmaceutical Holdings Inc.
Benjamin L. Palleiko
SVP & CFO
617-649-2001
Email: bpalleiko@orepharma.com